EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

To the Board of Directors of
GCA I Acquisition Corp.

We consent to the use in this Registration Statement of GCA I Acquisition Corp. (A Development Stage Company) on Amendment No. 1 to Form S-4 of our report dated August 28, 2009, relating to the consolidated financial statements of GCA I Acquisition Corp. (A Development Stage Company), as of May 31, 2009 and May 31, 2008 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended May 31, 2009 and May 31, 2008, and for the period from August 14, 2006 (inception) to May 31, 2009, respectively  appearing in this Prospectus, which is part of this Registration statement.  We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, NY
January 7, 2010